Exhibit 5.1

ROBLES MIAJA
ABOGADOS

Rafael Robles Miaja Claudia Aguilar Barroso Cecilia Quintanilla Madero Alejandro Chico Pizarro MarÍa Luisa Petricioli CastellÓn AndrÉs GutiÉrrez FernÁndez Pablo Aguilar Albo	Bosque Alisos 47 APB Colonia Bosques de las Lomas Mexico 05120, Distrito Federal Tel: 2167-2120 Fax: 2167-2148 www.roblesmiaja.com.mx

August 3, 2010
Grupo Aeroportuario del Sureste, S.A.B. de C.V.
Bosque de Alisos No. 47A — 4 piso
Col. Bosques de las Lomas
05120 México, D.F.
Ladies and Gentlemen:
     We have acted as special Mexican counsel for Grupo Aeroportuario del Sureste, S.A.B. de C.V. (the “Company”), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (“Mexico”), in connection with the Company’s filing of a registration statement on Form F-3 filed with the SEC on August 3, 2010 (the “Registration Statement”) for a proposed secondary equity offering of an indeterminate amount of Series B shares of the Company, without par value, to be offered and sold directly in the form of (i) Series B Shares, or (ii) American Depositary Shares, or ADSs, each representing ten Series B shares (the “Shares”), all of which may be offered from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Offering”).
     For purposes of rendering this opinion, we have examined (i) the Registration Statement dated August 3, 2010, (ii) the estatutos sociales (by-laws) of the Company, and (iii) the corresponding corporate actions, and such other documents, records and matters of law as we have deemed necessary, and have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     Based upon and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

Bufete Robles Miaja, S.C.
Grupo Aeroportuario del Sureste, S.A.B. de C.V.
Bosque de Alisos No. 47A — 4 piso
August 3, 2010

(i)	The Company has been duly incorporated and is validly existing as a sociedad anónima bursátil de capital variable under the laws of Mexico; and

(ii)	All outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     We express no opinion as to the laws of any jurisdiction other than Mexico and we have assumed that there is nothing in any other law that affects our opinion which is delivered based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws.
     We note that Rafael Robles Miaja, a partner of this firm, is currently the Corporate Secretary of the Board of Directors of the Company.
     We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Very truly yours, BUFETE ROBLES MIAJA, S.C.